EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER RESULTS

•	NET SALES OF $126.8 MILLION
•	DILUTED EARNINGS OF $0.10 PER SHARE
•	CASH GENERATED FROM OPERATIONS OF $12.9 MILLION
•	CASH RETURNED TO SHAREHOLDERS OF $12.5 MILLION

DECLARES QUARTERLY DIVIDEND OF $0.04 PER SHARE

SOUTHPORT, CONNECTICUT, November 5, 2025 – Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2025, net sales were $126.8 million and diluted earnings were $0.10 per share. For the corresponding period in 2024, net sales were $122.3 million and diluted earnings were $0.28 per share.

On a pretax basis, the Company lost $2.1 million in the third quarter of 2025 driven by:

•	$1.9 million of acquisition and operating costs at the new Hebron, KY facility that was acquired in July,
•	increased costs associated with material and technology, and
•	increased sales promotional expenses.

During the third quarter of 2025, the Company revised its estimated annual effective income tax rate for 2025 and recognized a $3.0 million increase to its income tax benefit for the nine months ended September 27, 2025. This increased third quarter net income by $0.19 per share. Without this increase, the Company’s EPS would have been a loss of $0.09 per share.

For the nine months ended September 27, 2025, net sales were $395.0 million and the Company lost $0.48 per share. For the corresponding period in 2024, net sales were $389.9 million and diluted earnings were $1.15 per share.

In the second quarter of 2025, the Company rationalized and price-repositioned several product lines, reduced the number of models offered and implemented an organizational realignment which adversely impacted the results of operations for the nine months ended September 27, 2025. On an adjusted basis, excluding the impact of these non-recurring expenses, diluted earnings for the nine months ended September 27, 2025 were $0.65 per share. On an adjusted basis, excluding the reduction in force expense of $1.5 million incurred in the first quarter of 2024, diluted earnings per share for the nine months ended September 28, 2024 were $1.22.

The Company also announced today that its Board of Directors declared a dividend of $0.04 per share for the third quarter for stockholders of record as of November 17, 2025, payable on November 28, 2025. This dividend is approximately 40% of net income.

“This quarter’s results reflect both the realities of a challenging macro environment and the actions we are taking to position Ruger for long-term growth,” said Todd Seyfert, President and Chief Executive Officer. “Earlier this year, we took steps to strengthen our foundation, and we are now seeing the early benefits of that work – stronger topline performance, encouraging new product announcements and growing market share. We will continue to focus on improving our profitability by addressing our cost-structure.”

Other observations on the third quarter include:

•	Sales of new products, including the RXM pistol, Marlin lever-action rifles and American Centerfire Rifle Generation II, represented $40.6 million or 33.7% of firearm sales in the third quarter of 2025. New product sales include only major new products that were introduced in the past two years.

•	Compared to the third quarter of 2024, the Company’s finished goods inventories decreased 15,500 units while distributors’ inventories increased 4,100 units.

•	Cash provided by operations during the nine months of 2025 was $38.8 million. On September 27, 2025, Ruger’s cash and short-term investments totaled $80.8 million. The Company’s current ratio is 3.5 to 1 and there is no debt.

•	In the first nine months of 2025, capital expenditures totaled $27.6 million, including $15.0 million for the Anderson acquisition in Hebron, KY. The Company expects capital expenditures to total $35 million for the year for continued investments in new product introductions, expanded capacity for product lines in greatest demand, upgraded manufacturing capabilities and strengthened facility infrastructure.

•	The Company returned $35.6 million to its shareholders in the first nine months of 2025 through the payment of $9.5 million of quarterly dividends and $26.1 million through the repurchase of 730,665 shares of its common stock at an average cost of $35.60 per share.

Mr. Seyfert concluded, “We achieved meaningful progress in the third quarter to better position Ruger for success in a challenging market. The launch of the Glenfield brand, the expansion of the Ruger American Rifle Generation II product line-up and the broadening of Marlin caliber offerings are just a few examples of how we’re building on our most popular product lines. More is still to come, including the expansion of the RXM pistol family, the return of the Ruger Red Label shotgun and the shipment of new modern sporting rifles from our new Hebron, Kentucky facility.”

Today, the Company filed its Quarterly Report on Form 10-Q for the third quarter of 2025. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

The Quarterly Report on Form 10-Q for the third quarter of 2025 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

Tomorrow, November 6, 2025, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of 40 product lines, across the Ruger, Marlin and Glenfield brands. For over 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

Forward-Looking Statements

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	September 27, 2025	December 31, 2024

Assets

Current Assets
Cash	$16,078	$10,028
Short-term investments	64,760	95,453
Trade receivables, net	59,888	67,145

Gross inventories	126,467	149,417
Less LIFO reserve	(68,165)	(66,398)
Less excess and obsolescence reserve	(3,658)	(6,533)
Net inventories	54,644	76,486

Prepaid expenses and other current assets	12,937	9,245
Total Current Assets	208,307	258,357

Property, plant and equipment	504,256	477,622
Less allowances for depreciation	(421,365)	(406,373)
Net property, plant and equipment	82,891	71,249

Deferred income taxes	20,057	16,681
Other assets	31,065	37,747
Total Assets	$342,320	$384,034

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	September 27, 2025	December 31, 2024

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$33,811	$35,750
Contract liabilities with customers	986	—
Product liability	1,052	431
Employee compensation and benefits	17,320	18,824
Workers’ compensation	5,741	5,804
Total Current Liabilities	58,910	60,809

Employee compensation	2,449	1,835
Product liability accrual	61	61
Lease liabilities	1,269	1,747

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000
2025 – 24,490,478 issued,
15,944,253 outstanding
2024 – 24,467,983 issued,
16,654,523 outstanding	24,490	24,468
Additional paid-in capital	54,054	50,536
Retained earnings	419,218	436,609
Less: Treasury stock – at cost
2025 – 8,546,225 shares
2024 – 7,813,460 shares	(218,131)	(192,031)
Total Stockholders’ Equity	279,631	319,582
Total Liabilities and Stockholders’ Equity	$342,320	$384,034

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Net firearms sales	$126,130	$121,512	$392,892	$387,349
Net castings sales	636	775	2,103	2,519
Total net sales	126,766	122,287	394,995	389,868

Cost of products sold	107,611	99,615	340,799	308,639

Gross profit	19,155	22,672	54,196	81,229

Operating expenses:
Selling	9,098	8,998	28,788	28,188
General and administrative	13,541	9,932	41,136	32,796
Total operating expenses	22,639	18,930	69,924	60,984

Operating (loss) income	(3,484)	3,742	(15,728)	20,245

Other income:
Interest income	629	1,155	2,621	3,839
Interest expense	(17)	(24)	(55)	(66)
Other income, net	758	392	1,407	749
Total other income, net	1,370	1,523	3,973	4,522

(Loss) income before income taxes	(2,114)	5,265	(11,755)	24,767

Income taxes	(3,696)	527	(3,879)	4,681

Net (loss) income and comprehensive (loss) income	$1,582	$4,738	$(7,876)	$20,086

Basic earnings per share	$0.10	$0.28	$(0.48)	$1.17

Diluted earnings per share	$0.10	$0.28	$(0.48)	$1.15

Weighted average number of common shares outstanding - Basic	16,031,340	16,847,866	16,338,644	17,207,632

Weighted average number of common shares outstanding - Diluted	16,368,310	17,137,065	16,338,644	17,455,265

Cash dividends per share	$0.16	$0.19	$0.58	$0.58

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	September 27, 2025	September 28, 2024

Operating Activities
Net (loss) income	$(7,876)	$20,086
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	16,720	16,941
Stock-based compensation	3,718	3,247
Excess and obsolescence inventory reserve	(336)	39
Inventory and other asset write-off	17,002	—
Loss on disposal of assets	185	—
Deferred income taxes	(3,376)	(2,942)
Changes in operating assets and liabilities:
Trade receivables	7,257	(293)
Inventories	8,997	3,735
Trade accounts payable and accrued expenses	(1,963)	(514)
Contract liabilities with customers	986	(149)
Employee compensation and benefits	(921)	(7,360)
Product liability	621	(349)
Prepaid expenses, other assets and other liabilities	(2,249)	3,042
Cash provided by operating activities	38,765	35,483

Investing Activities
Property, plant and equipment additions	(12,636)	(17,196)
Purchase of Anderson Manufacturing assets	(15,010)	—
Purchases of short-term investments	(80,683)	(100,993)
Proceeds from maturities of short-term investments	111,376	115,023
Cash provided by (used for) investing activities	3,047	(3,166)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(178)	(624)
Repurchase of common stock	(26,100)	(29,355)
Dividends paid	(9,484)	(9,990)
Cash used for financing activities	(35,762)	(39,969)

Increase (decrease) in cash and cash equivalents	6,050	(7,652)

Cash and cash equivalents at beginning of period	10,028	15,174

Cash and cash equivalents at end of period	$16,078	$7,522

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense. The Company calculates EBITDA margin by dividing EBITDA by total net sales.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Net income (loss)	$1,582	$4,738	$(7,876)	$20,086

Inventory rationalization	—	—	17,002	—
Income tax (benefit) expense	(3,696)	527	(3,879)	4,681
Depreciation and amortization expense	5,577	5,804	16,720	16,941
Interest income	(629)	(1,155)	(2,621)	(3,839)
Interest expense	17	24	55	66
EBITDA	$2,851	$9,938	$19,401	$37,935
EBITDA margin	2.2%	8.1%	4.9%	9.7%
Net income margin	1.2%	3.9%	(2.0% )	5.2%

Non-GAAP Reconciliation – Adjusted EPS

Adjusted Earnings per Share

Adjusted earnings per share is defined as net income, adjusted to exclude items that may include, but are not limited to, significant charges or credits, and unusual and infrequent non-operating items that impact current results but are not related to our ongoing operations, such as M&A, integration and related costs. Adjusted diluted earnings per share is defined as adjusted net income divided by the weighted average diluted common shares outstanding.

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Diluted earnings per share	$0.10	$0.28	$(0.48)	$1.15

Inventory rationalization	—	—	0.69	—
Product rationalization and SKU reduction	—	—	0.26	—
Organizational realignment	0.01	—	0.18	0.07
Adjusted diluted earnings per share	$0.11	$0.28	$0.65	$1.22